EXHIBIT 99.1

First Horizon Capital Position Improves, Earnings Reflect Significant Progress in Business Repositioning, Reserves Build to Address Credit Risk

MEMPHIS, Tenn., July 14, 2008 (PRIME NEWSWIRE) -- First Horizon National Corporation (NYSE:FHN) took several significant actions in the second quarter of 2008 to address the current market environment affecting financial institutions while also positioning the company for improved future operating performance. The issuance of $690 million in common equity provides a cushion against additional economic deterioration. The pending sale of the national mortgage banking business while also continuing to proactively address asset quality issues, including the wind down of the national lending portfolios, is reducing balance sheet risk which will permit improved capital utilization in the future. Additionally, FHN announced earnings for the quarter ended June 30, 2008, and other matters, including the following:

 * A net loss of $19.1 million or $0.11 per diluted share in second quarter 2008 compared to net income of $7.9 million or $0.06 per diluted share in first quarter 2008
 * Capital ratios improve significantly from common stock issuance and balance sheet reductions; estimates based on period end balances are 10.4% for Tier I and 7.0% for Tangible Common Equity to
   Tangible Assets
 * Net charge-offs increase to $127.7 million or 235 basis points;
   full-year 2008 charge-off outlook remains within previously communicated $385 to $485 million range
 * Provision declines sequentially; allowance as a percentage of total loans increases to 2.59%
 * Repositioning of Mortgage Banking results in agreement to sell servicing operations and non-Tennessee origination offices, including approximately $20 billion of servicing; $4.1 billion of servicing sold during the quarter with approximately $12 billion of additional servicing sales under contract
 * Consolidated net interest margin improves to 3.01%, reflecting lower wholesale borrowing costs and funding benefits from the common stock issuance
 * Regional Banking sees revenue increase, stable interest margin and increased provision
 * Continued strong fixed income performance for Capital Markets
 * Implementation of earnings enhancement and business repositioning initiatives resulted in $26.0 million of net pre-tax charges in the current quarter

The pre-tax loss, for FHN was $47.9 million in second quarter 2008 compared to a $1.1 million pre-tax loss, before discontinued operations, in first quarter 2008. Total revenues were $637.9 million in second quarter compared to $677.2 million in the prior quarter, which included $65.9 million in securities gains. Noninterest expenses were $465.8 million compared to $438.3 million in first quarter 2008. Provision for loan losses decreased $20.0 million to $220.0 million in second quarter 2008.

In second quarter 2008, average total assets decreased 3 percent in comparison to first quarter 2008 as average total loans decreased 2 percent due to declines in both the national construction portfolios and the mortgage warehouse. Total average deposits decreased 7 percent for the same time period which reflects a continuing shift from wholesale CD's to more stable, lower cost funding sources and the divestiture of First Horizon Bank branches. Consolidated net interest margin increased to 3.01 percent from 2.81 percent as reductions of short-term rates lowered wholesale borrowing costs and the funding benefit provided by the capital raise more than offset the effects of falling rates on the Regional Bank.

"We're making significant progress with our strategy that's refocused on building our strong regional banking franchise and diversifying our strong capital markets business," said Jerry Baker, CEO of First Horizon. "This quarter we improved our capital position, announced an agreement to sell our mortgage business outside Tennessee, continued the wind-down of national lending and continued to proactively manage problem loans. These actions position the company to address the current economic environment while also laying the foundation for increasing franchise value in the future."

PERFORMANCE HIGHLIGHTS (Second Quarter 2008 vs. First Quarter 2008)

Charge-Offs Increase Sequentially In Line With Expectation; Provisioning Increases Reserves

The net charge-off ratio was 235 basis points in second quarter 2008 compared to 181 basis points in the prior quarter as net charge-offs increased to $127.7 million from $99.1 million in first quarter 2008. Management's expectations for full year 2008 charge-off outlook remain within the previously communicated range of $385 to $485 million. The nonperforming asset ratio increased to 388 basis points in second quarter 2008 from 278 basis points in the prior quarter.

The ratio of allowance to total loans increased to 2.59 percent from 2.20 percent in the prior quarter. Provision for loan losses decreased to $220.0 million in the current quarter from $240.0 million in first quarter 2008. Provisioning for both second and first quarters of 2008 reflects continued aggressive efforts to address problem loans while reflecting portfolio stress from declining economic conditions, especially in national construction, home equity and C&I loans.

Regional Banking Sees Revenue Increase and Higher Provision

Regional Banking recognized a pre-tax loss of $26.7 million for second quarter 2008, compared to a pre-tax loss of $18.1 million for first quarter 2008. This change was primarily driven by an increase in provision expense to $89.4 million from $75.2 million in prior quarter due to negative grade migration in commercial loans and deterioration in the consumer loan portfolio. Net interest margin remained stable at 4.38 percent in the second quarter 2008 compared to 4.39 percent in first quarter reflecting an improved ability to pass through the effect of Federal Reserve rate reductions on deposit customers. Noninterest income was affected by a seasonal increase in fees from deposit accounts in comparison to the prior quarter. Noninterest expense remained flat as the effects of efficiency initiatives and seasonal decreases in personnel costs were offset by an increase to the reserve for unfunded lending commitments.

Capital Markets Experiences Continued Strong Fixed Income Performance

Capital Markets recognized pre-tax income of $24.1 million in second quarter 2008 compared to $22.8 million of pre-tax income in first quarter 2008. Fixed income sales remained strong but declined as expected from prior quarter's record levels as the Federal Reserve slowed the pace of rate decreases. Other product revenues improved primarily due to the valuation adjustments recognized in the prior quarter on the trust preferred warehouse. Provision increased due to continued deterioration in correspondent banking loans. Noninterest expense decreased from lower production levels.

National Specialty Lending Sees Reduced Credit Losses, Wind Down of Operations Continues

National Specialty Lending had a pre-tax loss of $95.7 million for second quarter 2008 compared to a pre-tax loss of $119.7 million in the prior quarter. Both quarters' losses primarily resulted from provisioning for loan losses, including the national construction and consumer lending portfolios. Net interest income declined due to the continuing contraction of loan portfolios from the wind down of operations. Net interest margin improved over prior quarter primarily due to increased spreads on consumer loans. Noninterest income declined sequentially as repurchase reserves were increased and residual interests in prior securitizations declined in value during the current quarter. Noninterest expense increased slightly over prior quarter primarily from higher foreclosure losses.

Improved Performance in Mortgage Banking

Mortgage Banking pre-tax income was $69.2 million for second quarter 2008 compared to $50.3 million for first quarter 2008. Pre-tax earnings for first quarter were positively affected by $42.4 million related to the adoption of new accounting standards, including the prospective election of fair value accounting for mortgage warehouse loans. These standards resulted in a negative effect of $7.2 million on current quarter performance. In addition to the announced sale of servicing operations, origination offices outside of Tennessee and approximately $20 billion of servicing to MetLife; continuing efforts to reposition Mortgage Banking resulted in the sale of $4.1 billion of servicing during second quarter 2008 with approximately $12 billion of additional servicing sales under contract.

Net interest income increased consistent with the increase in warehouse spread. Gain on sale margins improved significantly primarily from government loans constituting a much higher portion of deliveries and the effects of favorable rate moves at the end of the current quarter. Servicing income declined in relation to prior quarter as the positive effects of hedging results declined as the yield curve steepened at a slower rate in second quarter in comparison to first quarter. Additionally, repurchase reserves were increased during the current quarter to reflect increased repurchase experience. Runoff remained stable in comparison to first quarter. Noninterest expense was relatively flat in comparison to prior quarter as the effects of lower personnel costs were offset by increased foreclosure losses.

Corporate Segment Reflects Earnings Enhancement Initiatives and Debt Retirements

Results for second quarter 2008 include $26.0 million of net charges associated with implementation of restructuring, repositioning and efficiency initiatives as well as $12.6 million of gains from the repurchase of debt. Prior quarter results included $21.3 million of net charges associated with efficiency initiatives, $65.9 million of securities gains from Visa, Inc.'s initial public offering, and a $30.0 million reversal of non-interest expense to reflect a partial reduction in the contingent liability for certain Visa litigation matters.

OTHER INFORMATION

This press release contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements including the slope of the yield curve, competition, customer and investor responses to these conditions, ability to execute business plans, geopolitical developments, natural disasters, and items already mentioned in this press release, as well as critical accounting estimates and other factors described in FHN's recent filings with the SEC. FHN disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein or therein to reflect future events or developments.

FHN provides additional disclosure and discussion related to FHN's earnings and business segment performance through a financial supplement, which will be available on FHN's web site at www.fhnc.com. Management will also host a conference call at 8:00 a.m. Central Time July 15 to review earnings and performance trends. Callers wishing to participate in the call may dial toll-free starting at 7:45 a.m. Central Time July 15 by dialing 1-877-548-7914 (international participants dial 1-719-325-4858). The conference will also be webcast live through First Horizon's web site and will be accompanied by a slide presentation. To access the webcast and the slide presentation, visit the investor relations section of www.fhnc.com. A replay of the call will be available from 10 a.m. Central Time July 15 until 11 p.m. July 29 by calling 1-888-203-1112 or 1-719-457-0820 for international participants. The passcode is 9246755. The event will be archived and made available by 1 p.m. Central Time July 15 in the investor relations section of First Horizon's web site at www.fhnc.com. For four weeks from the press release date, FHN will respond to individual requests for clarification of the provided disclosures. However, we will make every effort not to provide, and you should not expect to receive, material non-public information as that term is defined in the SEC Regulation FD. Without limiting the foregoing, after the conference call and except for the guidance expressed or implied herein or therein, we will not provide any earnings guidance, directly or indirectly, express or implied.

GENERAL INFORMATION

About First Horizon

The 9,000 employees of First Horizon National Corp. (NYSE: FHN) provide financial services to individuals and business customers through hundreds of offices located in more than 40 states. The corporation's three major brands -- FTN Financial, First Horizon and First Tennessee - provide customers with a broad range of products and services including:

 * Regional banking, with the largest market share in Tennessee and one of the highest customer retention rates of any bank in the country
 * Capital markets, one of the nation's top underwriters of U.S.
   government agency securities
 * Mortgage banking, one of the nation's top mortgage originators and recipient of consecutive awards for servicing excellence from
   Fannie Mae and Freddie Mac.  Upon closing of the sale of its retail and wholesale mortgage offices nationwide and its loan origination and servicing platform outside Tennessee, the company will continue this business in its First Tennessee Bank markets in and around
   Tennessee.

FHN companies have been recognized as some of the nation's best employers by AARP and Working Mother magazines. More information can be found at www.fhnc.com.

 SUMMARY QUARTERLY RESULTS
 Quarterly, Unaudited
 ---------------------------------------------------------------------
 (Thousands)                                  2Q08           1Q08
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 Income Statement Highlights

 Net interest income                      $   238,895    $   228,092
 Noninterest income                           400,018        383,130
 Securities (losses)/gains, net                  (972)        65,946
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   Total revenue                              637,941        677,168
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 Noninterest expense                          465,843        438,277
 Provision                                    220,000        240,000
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   Pre-tax (loss)/income                      (47,902)        (1,109)
 Benefit for income taxes                     (28,821)        (8,146)
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 (Loss)/income from
  continuing operations                       (19,081)         7,037

 Income from discontinued
  operations, net of tax                           --            883
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   Net (loss)/income                      $   (19,081)   $     7,920
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 Common Stock Data
 Diluted EPS from continuing
  operations                              $      (.11)   $       .06
 Diluted EPS                                     (.11)           .06
 Diluted shares                               171,680        126,660
 Period-end shares outstanding                195,751        126,786
 Dividends declared per share             $       .20    $       .20
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 Balance Sheet Highlights (Period End)
 Total loans, net of unearned income      $22,225,232    $21,932,020
 Total loans held for
  sale-divestiture (a)                             --        207,672
 Total deposits                            15,093,947     16,188,542
 Total deposits-divestiture (a)               296,632        118,720
 Total assets                              35,549,961     37,267,945
 Total assets-divestiture (a)                 395,628        216,431
 Total liabilities                         32,557,238     34,860,441
 Total liabilities-divestiture (a)            298,098        120,590
 Total shareholders' equity                 2,697,446      2,112,227
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 Key Ratios & Other
 Return on average assets                        (.21)%          .09%
 Return on average equity                       (3.02)%         1.47%
 Net interest margin                             3.01%         2.81%
 Efficiency ratio                                73.0%         64.7%
 Book Value Per Share                     $     13.74    $     16.59
 Tangible Book Value Per Share                  12.52          14.67
 FTE employees                                  9,245          9,555
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                                                         2Q08 Change vs.
                                                        ----------------
 (Thousands)         4Q07          3Q07          2Q07      1Q08     2Q07
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 Income Statement
  Highlights

 Net interest
  income         $   225,987   $   237,804    $  239,432     5%     *
 Noninterest
  income             103,429       203,475       281,313     4%    42%
 Securities
  (losses)/gains,
  net                (10,442)           --        (1,014) (101)%    (4)%
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   Total revenue     318,974       441,279       519,731    (6)%    23%
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 Noninterest
  expense            561,559       421,622       457,240     6%     2%
 Provision           156,519        43,352        44,408    (8)%   395%
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   Pre-tax
   (loss)/income    (399,104)      (23,695)       18,083    NM    (365)%
 Benefit for
  income taxes      (146,342)       (9,330)       (3,861)  254%   646%
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 (Loss)/income
  from continuing
  operations        (252,762)      (14,365)       21,944  (371)%  (187)%

 Income from
  discontinued
  operations,
  net of tax           4,137           209           179  (100)%  (100)%
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   Net
   (loss)/income $  (248,625)  $   (14,156)  $    22,123  (341)%  (186)%
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 Common Stock Data
 Diluted EPS from
  continuing
  operations     $     (2.00)  $      (.11)  $       .17  (283)%  (165)%
 Diluted EPS           (1.97)         (.11)          .17  (283)%  (164)%
 Diluted shares      126,089       126,058       128,737    36%    33%
 Period-end
  shares
  outstanding        126,366       126,388       126,237    54%    55%
 Dividends
  declared
  per share      $       .45   $       .45   $       .45      --   (56)%
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 Balance Sheet
  Highlights
  (Period End)

 Total loans,
  net of
  unearned
  income         $22,103,516   $21,973,004   $22,382,303     1%    (1)%
 Total loans held
  for sale-
  divestiture (a)    289,878       565,492            --  (100)%    NM
 Total deposits   17,032,285    18,635,359    21,761,683    (7)%   (31)%
 Total deposits-
  divestiture (a)    230,418       474,809            --   150 %    NM
 Total assets     37,015,461    37,478,252    38,394,084    (5)%    (7)%
 Total assets-
  divestiture (a)    305,734       588,115            --    83 %    NM
 Total
  liabilities     34,584,588    34,761,148    35,635,325    (7)%    (9)%
 Total
  liabilities-
  divestiture (a)    232,343       514,198            --   147 %    NM
 Total
  shareholders'
  equity           2,135,596     2,421,827     2,463,482    28%     9%
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 Key Ratios & Other
 Return on
  average assets       (2.65)%        (.15)%         .23%
 Return on
  average equity      (42.52)%       (2.31)%        3.57%
 Net interest
  margin                2.77%        2.87%        2.79%
 Efficiency
  ratio                176.1%        95.5%        88.0%
 Book Value
  Per Share      $     16.83   $     19.08   $     19.43
 Tangible Book
  Value Per Share      14.86         16.51         16.73
 FTE employees         9,941        11,052        11,903    (3)%   (22)%
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 NM - Not meaningful
 * Amount is less than one percent.

 (a)  Second quarter 2008 associated with the sale of certain mortgage operations, prior periods associated with the sale of
      First Horizon Bank branches

CONTACT:  First Horizon National Corporation
          Media Information:
          Anthony Hicks
            (901) 523-4726
          Investor Relations:
          Dave Miller
            (901) 523-4162